EXHIBIT 99.1

[LOGO AND LETTERHEAD OF VENTAS INC]

Contacts:	Debra A. Cafaro
Chairman, President and CEO
or
Richard A. Schweinhart
Senior Vice President and CFO
(502) 357-9000

VENTAS SECOND QUARTER FFO RISES 21 PERCENT TO $37.7 MILLION;

PER SHARE FFO INCREASES 15 PERCENT TO $0.45 PER SHARE

Company Raises 2004 FFO Guidance to $1.75 to $1.79 Per Share

LOUISVILLE, Ky (July 27, 2004) – Ventas, Inc. (NYSE:VTR) (“Ventas” or the “Company”) said today that 2004 second quarter normalized Funds from Operations (“FFO”) rose 21 percent to $37.7 million, compared with $31.2 million in the 2003 second quarter. Normalized FFO per diluted share in the second quarter ended June 30, 2004 increased 15 percent to $0.45 from $0.39 per diluted share for the comparable 2003 period. In the second quarter ended June 30, 2004, the Company had 84.6 million weighted average diluted shares outstanding, compared to 79.6 million weighted average diluted shares outstanding a year earlier.

Normalized FFO for the six months ended June 30, 2004 was $71.7 million, or $0.86 per diluted share, a 21 percent increase from $59.1 million, or $0.74 per diluted share for the comparable 2003 period.

Normalized FFO for all periods excludes the benefit of a $20.2 million reversal of a previously recorded contingent liability, which increased operating income in the first quarter of 2003 and a $0.9 million gain on sales of common stock in the Company’s primary tenant, Kindred Healthcare, Inc. (Nasdaq:KIND) (“Kindred”) which the Company realized in the second quarter of 2003.

The 2004 second quarter and first half of the year benefited from the Company’s recent acquisition activity and from increased rent from the Company’s master lease agreements with Kindred.

“We are delighted to report another quarter of excellent results and significant progress toward achieving our business goals,” Ventas Chairman, President and CEO Debra A. Cafaro said. “We completed $70 million of acquisitions during the second quarter, adding four properties to our portfolio. In addition, with a strong and very active transaction pipeline, we believe we will continue to implement our strategic growth and diversification program with additional accretive acquisitions during the balance of 2004,” she added.

Ventas Reports Second Quarter FFO Rises 21 Percent

July 27, 2004

“We also expect to enhance our future borrowing opportunities as the result of a recent credit upgrade from Standard & Poor’s and the expected refinancing of our revolving credit agreement later this year. Our work remains focused on building shareholder value,” Cafaro said.

GAAP NET INCOME

Ventas reported second quarter 2004 net income of $25.7 million, or $0.30 per diluted share. In the second quarter of 2003, Ventas reported net income of $16.1 million or $0.20 per diluted share after discontinued operations of $1.0 million, or $0.01 per diluted share, related to the sale of 27 facilities.

Net income for the six months ended June 30, 2004 was $48.9 million, or $0.58 per diluted share, compared with net income for the six months ended June 30, 2003 of $53.4 million, or $0.67 per diluted share, after discontinued operations of $2.4 million, or $0.03 per diluted share.

SECOND QUARTER HIGHLIGHTS AND OTHER RECENT DEVELOPMENTS

•	Standard and Poor’s raised Ventas’s corporate credit ratings to ‘BB’ from ‘BB-’, citing the Company’s improved portfolio diversification, increased net income and cash flow, and strong rent coverages.

•	During the second quarter, Ventas made $70 million of new investments. The new assets consist of the following: one independent living facility in suburban Chicago acquired for $42 million, which has 220 units and is operated by Brookdale Living Communities, Inc; one assisted living facility located in Pennsylvania purchased for $5 million and operated by Genesis Healthcare, Inc. (Nasdaq:GHCI); and two skilled nursing facilities containing 375 beds, located in Ohio, acquired for $23 million. The original cash rent on these investments is $6.7 million per annum and the GAAP yield on these investments is 10.2 percent.

•	With the completed acquisitions, annualized expected rent from Kindred represents approximately 80.5 percent of the Company’s annualized expected revenue, assuming a full quarter effect of all acquisitions. In addition, annualized rent from market rate, non-government reimbursed assets in the Company’s portfolio represents 12 percent of the Company’s annualized expected revenue, on the same basis. These assets include independent living facilities, assisted living facilities and medical/office buildings.

•	The Company has initiated efforts to refinance its existing credit facility on more attractive terms. The refinancing is expected to lower the Company’s all-in borrowing cost on its revolving credit line borrowings by approximately 100 basis points, and be completed by the end of the third quarter. There can be no assurance that the Company will complete the proposed refinancing transaction or, if completed, the terms upon which the refinancing will be consummated or the timing of such refinancing.

•	Ventas appointed K. Travis George as its Chief Accounting Officer. George previously was Controller of Sypris Solution, Inc. (Nasdaq:SYPR). He replaces Mary L. Smith, who resigned in May to spend more time with her family. Ms. Smith has continued to work with Ventas on a consulting basis.

Ventas Reports Second Quarter FFO Rises 21 Percent

July 27, 2004

•	Effective July 6, Ventas graduated to the Russell 1000 Index from the Russell 2000 Index as a result of the increase in the Company’s market capitalization. The Russell 1000 Index offers investors access to the extensive large-cap segment of the U.S. equity universe representing about 92 percent of the U.S. market.

•	The Company maintained a strong balance sheet at June 30, 2004, with a second quarter pro forma annualized net debt-to-EBITDA ratio of 3.7 times.

•	The 227 skilled nursing facilities and hospitals leased by the Company to its primary tenant, Kindred, produced EBITDAR to rent coverage of 1.7 times (after management fees) for the trailing twelve month period ended March 31, 2004 (the latest date available). Further information detailing these rent coverages is contained on a schedule attached to this Press Release.

•	In June 2002 Ventas filed an action against law firm Sullivan & Cromwell (“S&C”) entitled Ventas, Inc. v. Sullivan & Cromwell now pending in the Superior Court of the District of Columbia. The complaint alleges damages in excess of $180 million and asserts causes of action against S&C arising out of S&C’s representation of the Company in the 1998 Spin Transaction in which the Company “spun off” Vencor, Inc. into a separate company (Vencor is now known as Kindred). The Company’s claims against S&C include breach of fiduciary duty and legal malpractice. The Superior Court has denied all of S&C’s motions to dismiss the litigation to date. This action is currently in the discovery phase and the Company anticipates a 2005 trial date. The Company intends to vigorously pursue all of its claims in the litigation, but there can be no assurance regarding the outcome of this matter.

SECOND QUARTER 2004 RESULTS

Rental revenue for the quarter ended June 30, 2004 was $58.7 million, of which $48.4 million (or 82.5 percent) resulted from leases with Kindred. Second quarter expenses totaled $34.1 million, and included $12.1 million of depreciation expense and $17.0 million of interest expense. General and administrative and professional expenses for the 2004 second quarter totaled $4.4 million. Property level operating expenses for the period were $0.3 million.

SIX MONTH 2004 RESULTS

Rental revenue for the six months ended June 30, 2004 was $112.0 million, of which $95.8 million (or 85.6 percent) resulted from leases with Kindred. Expenses for the six months ended June 30, 2004 totaled $65.1 million and included $23.0 million of depreciation expense, $32.3 million of interest expense and $8.8 million of general and administrative and professional expenses. Property level operating expenses for the period were $0.5 million.

VENTAS RAISES 2004 NORMALIZED FFO GUIDANCE

Ventas also said it raised its 2004 normalized FFO guidance to between $1.75 and $1.79 per diluted share. If achieved, these results would represent approximately 15 percent growth in normalized FFO per share in 2004. Previously, 2004 guidance was set at between $1.70 and $1.74 per diluted share.

The Company’s increased guidance assumes that all of the Company’s tenants and borrowers continue to meet all of their obligations to the Company and the Company completes its expected

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Ventas Reports Second Quarter FFO Rises 21 Percent

July 27, 2004

refinancing in the third quarter. To the extent that the Company issues any long-term fixed rate debt during 2004, its 2004 normalized FFO results should be on the lower end of the revised normalized FFO guidance range.

In addition to the previously stated assumptions, the Company’s FFO guidance (and related GAAP earnings projections) for 2004 excludes gains and losses on the sales of assets, and the impact of future acquisitions, divestitures and capital transactions. Its guidance also excludes the future impact of (a) any expense the Company records for non-cash “swap ineffectiveness,” and (b) any expenses related to asset impairment, the write-off of unamortized deferred financing fees or additional costs, expenses or premiums incurred as a result of early debt retirement.

The Company’s FFO guidance is based on a number of other assumptions, which are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company’s expectations may change. There can be no assurance that the Company will achieve these results.

Reconciliation of the Company’s normalized FFO guidance to the Company’s projected GAAP earnings is provided on a schedule attached to this Press Release. The Company may from time to time update its publicly announced FFO guidance, but it is not obligated to do so.

SECOND QUARTER CONFERENCE CALL

Ventas will hold a conference call to discuss this earnings release on Wednesday morning, July 28, 2004, at 9:00 a.m. Eastern Time (8:00 a.m. Central Time). The conference call is being web cast by CCBN and can be accessed at the Ventas website at www.ventasreit.com or www.fulldisclosure.com. An online replay of the web cast will be available at approximately 11:00 a.m. Eastern Time and will be archived for thirty (30) days.

Ventas, Inc. is a healthcare real estate investment trust that owns 42 hospitals, 201 nursing facilities, 27 senior housing facilities and 11 other facilities in 39 states. The Company also has real estate investments in 25 additional healthcare and senior housing facilities. More information about Ventas can be found on its website at www.ventasreit.com.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Ventas, Inc.’s (“Ventas” or the “Company”) and its subsidiaries’ expected future financial position, results of operations, cash flows, funds from operations, dividends and dividend plans, financing plans, business strategy, budgets, projected costs, capital expenditures, competitive positions, growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and security holders must recognize that actual results may differ from the Company’s expectations. The Company does not undertake a duty to update such forward-looking statements.

Actual future results and trends for the Company may differ materially depending on a variety of factors discussed in the Company’s filings with the Securities and Exchange Commission (the “Commission”). Factors that may affect the plans or results of the Company include, without limitation, (a) the ability and willingness of Kindred Healthcare, Inc. (“Kindred”) and certain of its affiliates to continue to meet and/or perform their obligations under their contractual arrangements with the Company and the Company’s subsidiaries, including without limitation the lease agreements and various agreements entered into by the Company and Kindred at the time of the Company’s spin off of Kindred on May 1, 1998 (the “1998 Spin Off”), as such agreements may have been

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Ventas Reports Second Quarter FFO Rises 21 Percent

July 27, 2004

amended and restated in connection with Kindred’s emergence from bankruptcy on April 20, 2001, (b) the ability and willingness of Kindred to continue to meet and/or perform its obligation to indemnify and defend the Company for all litigation and other claims relating to the healthcare operations and other assets and liabilities transferred to Kindred in the 1998 Spin Off, (c) the ability of Kindred and the Company’s other operators, tenants and borrowers to maintain the financial strength and liquidity necessary to satisfy their respective obligations and duties under the leases and other agreements with the Company, and their existing credit agreements, (d) the Company’s success in implementing its business strategy and the Company’s ability to identify, consummate and integrate diversifying acquisitions or investments, (e) the nature and extent of future competition, (f) the extent of future healthcare reform and regulation, including cost containment measures and changes in reimbursement policies, procedures and rates, (g) increases in the cost of borrowing for the Company, (h) the ability of the Company’s operators to deliver high quality care and to attract patients, (i) the results of litigation affecting the Company, (j) changes in general economic conditions and/or economic conditions in the markets in which the Company may, from time to time, compete, (k) the ability of the Company to pay down, refinance, restructure, and/or extend its indebtedness as it becomes due, (l) the movement of interest rates and the resulting impact on the value of and the accounting for the Company’s interest rate swap agreement, (m) the ability and willingness of the Company to maintain its qualification as a REIT due to economic, market, legal, tax or other considerations, (n) final determination of the Company’s taxable net income for the years ending December 31, 2003 and 2004, (o) the ability and willingness of the Company’s tenants to renew their leases with the Company upon expiration of the leases and the Company’s ability to relet its properties on the same or better terms in the event such leases expire and are not renewed by the existing tenants, and (p) the impact on the liquidity, financial condition and results of operations of Kindred and the Company’s other operators resulting from increased operating costs and uninsured liabilities for professional liability claims, and the ability of Kindred and the Company’s other operators to accurately estimate the magnitude of such liabilities. Many of such factors are beyond the control of the Company and its management.

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Ventas Reports Second Quarter FFO Rises 21 Percent

July 27, 2004

CONDENSED CONSOLIDATED BALANCE SHEETS

As of June 30, 2004 and December 31, 2003

(In thousands)

	June 30, 2004	December 31, 2003
	(Unaudited)	(Audited)
Assets
Real estate investments:
Land	$136,634	$104,300
Building and improvements	1,299,660	985,881

	1,436,294	1,090,181
Accumulated depreciation	(431,707)	(408,891)

Total net real estate property	1,004,587	681,290
Loan receivable, net	16,423	16,455

Total net real estate investments	1,021,010	697,745
Cash and cash equivalents	8,880	82,104
Restricted cash	18,358	7,575
Deferred financing costs, net	11,423	13,465
Notes receivable from employees	3,251	3,772
Other	10,081	8,189

Total assets	$1,073,003	$812,850

Liabilities and stockholders’ equity
Liabilities:
Senior Notes payable and other debt	$851,675	$640,562
Deferred revenue	14,204	15,308
Interest rate swap agreements	18,251	27,868
Accrued dividend	—	21,614
Accrued interest	6,718	5,821
Accounts payable and other accrued liabilities	21,298	14,562
Other liabilities—disputed tax refunds	835	406
Deferred income taxes	30,394	30,394

Total liabilities	943,375	756,535

Commitments and contingencies

Stockholders’ equity:
Preferred stock, 10,000 shares authorized, unissued	—	—
Common stock, $0.25 par value; authorized 180,000 shares; 84,759 and 82,608 shares issued at June 30, 2004 and December 31, 2003, respectively	21,190	20,652
Capital in excess of par value	201,482	162,466
Unearned compensation on restricted stock	(1,235)	(748)
Accumulated other comprehensive loss	(10,129)	(18,294)
Retained earnings (deficit)	(62,377)	(56,790)

	148,931	107,286
Treasury stock, 688 and 1,817 shares at June 30, 2004 and December 31, 2003, respectively	(19,303)	(50,971)

Total stockholders’ equity	129,628	56,315

Total liabilities and stockholders’ equity	$1,073,003	$812,850

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Ventas Reports Second Quarter FFO Rises 21 Percent

July 27, 2004

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Three Months and Six Months Ended June 30, 2004 and 2003

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	2004	2003	2004	2003
Revenues:
Rental income	$58,710	$46,705	$111,950	$92,469
Interest income from loan receivable	755	758	1,511	1,505
Interest and other income	302	553	583	1,045

Total revenues	59,767	48,016	114,044	95,019

Expenses:
Property level operating expenses	290	—	497	—
General and administrative	3,653	3,080	7,384	6,220
Professional fees	763	702	1,370	1,462
Reversal of contingent liability	—	—	—	(20,164)
Amortization of restricted stock grants	279	310	550	601
Depreciation	12,136	9,925	22,994	19,853
Swap ineffectiveness	—	369	—	369
Interest	16,992	15,662	32,320	31,594
Interest on United States Settlement	—	3,761	—	4,943

Total expenses	34,113	33,809	65,115	44,878

Operating income	25,654	14,207	48,929	50,141
Gain on sale of Kindred common stock	—	922	—	922

Income before discontinued operations	25,654	15,129	48,929	51,063
Discontinued operations	—	1,000	—	2,354

Net income	$25,654	$16,129	$48,929	$53,417

Earnings per common share:
Basic:
Income before discontinued operations	$0.31	$0.19	$0.59	$0.65
Net income	$0.31	$0.20	$0.59	$0.68
Diluted:
Income before discontinued operations	$0.30	$0.19	$0.58	$0.64
Net income	$0.30	$0.20	$0.58	$0.67

Shares used in computing earnings per common share:
Basic	83,820	78,935	82,762	78,885
Diluted	84,565	79,575	83,662	79,435

Dividend declared per common share	$0.3250	$0.2675	$0.6500	$0.5350

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Ventas Reports Second Quarter FFO Rises 21 Percent

July 27, 2004

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Six Months Ended June 30, 2004 and 2003

(In thousands)

(Unaudited)

	2004	2003
Cash flows from operating activities:
Net income	$48,929	$53,417
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation (including discontinued operations)	22,994	21,599
Amortization of deferred financing costs	2,042	2,040
Amortization of restricted stock grants	550	601
Reversal of contingent liability	—	(20,164)
Normalized rents	(1,150)	(86)
Gain on sale of Kindred common stock	—	(922)
Loss on sale of real estate assets (included in discontinued operations)	—	5,254
Amortization of deferred revenue	(1,255)	(2,030)
Non-cash interest on the United States Settlement	—	2,655
Other	(1,360)	(383)
Changes in operating assets and liabilities:
(Increase) decrease in restricted cash	(1,753)	12,922
Increase in other assets	(1,428)	(2,900)
Increase (decrease) in accrued interest	897	(573)
Increase (decrease) in accounts payable and accrued and other liabilities	2,059	2,586

Net cash provided by operating activities	70,525	74,016
Cash flows from investing activities:
Net proceeds from sale of real estate	—	58,897
Proceeds from sale of Kindred common stock	—	2,622
Investment in real estate property	(246,385)	—
Proceeds from loan receivable	107	102
Purchase of furniture and equipment	(6)	(38)
Decrease in proceeds from notes receivable from employees	521	336

Net cash provided by (used in) investing activities	(245,763)	61,919
Cash flows from financing activities:
Net change in borrowings under revolving line of credit facility	114,000	14,000
Purchase of Senior Notes	—	(37,366)
Repayment of debt	(5,895)	(1,549)
Payment on the United States Settlement	—	(46,647)
Payment of deferred financing costs	—	(20)
Issuance of common stock	54,533	—
Proceeds from stock option exercises	15,506	1,276
Cash dividends to stockholders	(76,130)	(58,911)

Net cash provided by (used in) financing activities	102,014	(129,217)

Net increase (decrease) in cash and cash equivalents	(73,224)	6,718
Cash and cash equivalents at beginning of period	82,104	2,455

Cash and cash equivalents at end of period	$8,880	$9,173

Supplemental schedule of noncash activities:
Assets and liabilities assumed from acquisitions:
Restricted cash	$9,030	$—
Other assets acquired	204	—
Assumed debt	103,008	—
Other liabilities assumed	5,954	—

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Ventas Reports Second Quarter FFO Rises 21 Percent

July 27, 2004

SUPPLEMENTAL DATA

Funds from Operations

FFO and Normalized FFO for the three and six months ended June 30, 2004 and 2003 (in thousands, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Net income	$25,654	$16,129	$48,929	$53,417
Adjustments:
Depreciation on real estate assets	12,042	9,861	22,815	19,725
Other items:
Discontinued operations:
Depreciation on real estate assets	—	873	—	1,746
Loss on sale of real estate	—	5,254	—	5,254

FFO	37,696	32,117	71,744	80,142

Realized gain on sale of Kindred common stock	—	(922)	—	(922)
Reversal of contingent liability	—	—	—	(20,164)

Normalized FFO	$37,696	$31,195	$71,744	$59,056

Per diluted share:
Net income	$0.30	$0.20	$0.58	$0.67
Adjustments:
Depreciation on real estate assets	0.15	0.12	0.28	0.25
Other items:
Discontinued operations:
Depreciation on real estate assets	—	0.01	—	0.02
Loss on sale of real estate	—	0.07	—	0.07

FFO	0.45	0.40	0.86	1.01

Realized gain on sale of Kindred common Stock	—	(0.01)	—	(0.01)
Reversal of contingent liability	—	—	—	(0.26)

Normalized FFO	$0.45	$0.39	$0.86	$0.74

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Ventas Reports Second Quarter FFO Rises 21 Percent

July 27, 2004

Projected FFO per diluted share for the year ended December 31, 2004:

	NEW GUIDANCE			PRIOR GUIDANCE
	Year Ended December 31, 2004			Year Ended December 31, 2004
Net income	$1.18	—	$1.22	$1.14	—	$1.18
Adjustments:
Depreciation on real estate assets	0.57	—	0.57	0.56	—	0.56

Normalized FFO	$1.75	—	$1.79	$1.70	—	$1.74

Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. To overcome this problem, the Company considers FFO an appropriate measure of performance of an equity REIT and uses the National Association of Real Estate Investment Trusts (“NAREIT”) definition of FFO. NAREIT defines FFO as net income, computed in accordance with accounting principles generally accepted in the United States (“GAAP”), excluding gains (or losses) from sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.

FFO presented herein is not necessarily comparable to FFO presented by other real estate companies due to the fact that not all real estate companies use the same definition. FFO should not be considered as an alternative to net income (determined in accordance with GAAP), as an indicator of the Company’s financial performance, as an alternative to cash flow from operating activities (determined in accordance with GAAP), as a measure of the Company’s liquidity, nor is FFO necessarily indicative of sufficient cash flow to fund all of the Company’s needs. The Company believes that in order to facilitate a clear understanding of the consolidated historical operating results of the Company, FFO should be examined in conjunction with net income as presented elsewhere in this Press Release.

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Ventas Reports Second Quarter FFO Rises 21 Percent

July 27, 2004

Pro Forma Financial Results

The following table illustrates the effect on net income and earnings per share as if the Company had consummated as of the beginning of the three and six month periods ended June 30, 2004 and 2003 (a) its acquisition of all outstanding common shares of ElderTrust in an all cash transaction valued at $184.0 million, (b) its purchase of a total of 14 independent living or assisted living facilities from certain affiliates of Brookdale Living Communities, Inc., (c) the purchase of the four other acquired properties during the second quarter 2004 and (d) the equity offering of 2.0 million shares of Ventas common stock (in thousands, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenues	$60,571	$58,252	$120,026	$115,461
Net income before discontinued operations	25,139	18,853	50,080	58,463
Net income	$25,139	$19,320	$50,080	$59,777

Earnings per common share:
Basic:
Net income before discontinued operations	$0.30	$0.23	$0.60	$0.72
Net income	$0.30	$0.24	$0.60	$0.74
Diluted:
Net income from continuing operations	$0.30	$0.23	$0.59	$0.72
Net income	$0.30	$0.24	$0.59	$0.73

Shares used in computing earnings per common share:
Basic	83,820	80,935	83,595	80,885
Diluted	84,565	81,575	84,495	81,435

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Ventas Reports Second Quarter FFO Rises 21 Percent

July 27, 2004

Pro Forma Net Debt to EBITDA

The following pro forma information considers the effect on net income, interest and depreciation as if the Company had consummated the acquisition of the four properties acquired during the second quarter 2004 as of the beginning of the three month period ended June 30, 2004. The following table illustrates pro forma earnings before interest, income taxes, depreciation and amortization (“EBITDA”) and Normalized EBITDA for the three months ended June 30, 2004 (dollars in thousands):

Three Months Ended June 30, 2004
Pro forma net income	$25,139
Add Back:
Pro forma interest	18,118
Pro forma depreciation	12,329
Amortization of restricted stock grants	279

Pro forma EBITDA	55,865
Pro forma annualized EBITDA	$223,460

Debt	$851,675
Cash	(8,880)
Restricted cash pertaining to debt	(6,929)

Net debt	$835,866

Net debt to pro forma annualized EBITDA	3.7x

The Company considers EBITDA a profitability measure which indicates the Company’s ability to service debt. Normalized EBITDA excludes income and expense items that are nonrecurring in the Company’s core business. The Company considers the Net Debt to EBITDA ratio a useful measure to evaluate the Company’s ability to pay its indebtedness. EBITDA presented herein is not necessarily comparable to EBITDA presented by other companies due to the fact that not all companies use the same definition. EBITDA should not be considered as an alternative to net income (determined in accordance with GAAP), as an indicator of the Company’s financial performance, as an alternative to cash flow from operating activities (determined in accordance with GAAP), as a measure of the Company’s liquidity, nor is EBITDA necessarily indicative of sufficient cash flow to fund all of the Company’s needs. The Company believes that in order to facilitate a clear understanding of the consolidated historical operating results of the Company, EBITDA should be examined in conjunction with net income as presented elsewhere in this Press Release.

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Ventas Reports Second Quarter FFO Rises 21 Percent

July 27, 2004

Portfolio of Properties

The following information provides an overview of the Company’s portfolio of healthcare properties as of and for the six months ended June 30, 2004 (dollars in thousands):

	As of and for the Six Months Ended June 30, 2004
Portfolio by Type	# of Properties	# of Beds/Units	Revenue	Percent of Revenue	# of States
Healthcare properties:
Skilled nursing facilities	201	25,525	$66,571	59.5%	31
Hospitals	42	3,629	35,539	31.7%	19
Senior housing facilities	27	3,310	8,215	7.3%	12
Other facilities	11	122	1,625	1.5%	3

Total	281	32,586	$111,950	100.0%	39

Other real estate investments:
Loan receivable	25	1,983	$1,511

Kindred Coverage Ratios

The following is based on data provided by Kindred to the Company or obtained from Kindred’s public filings. This information reflects Kindred’s EBITDARM and EBITDAR coverage by Master Lease:

Master Lease	TTM [1] EBITDARM Coverage [3]	TTM [1] EBITDAR Coverage[2]
1	2.8	2.2
2	2.5	1.9
3	1.9	1.3
4	2.0	1.4
5	1.8	1.4

Portfolio	2.3	1.7

1 Trailing Twelve Months EBITDARM ended March 31, 2004 (the latest available data provided by Kindred) to the sum of (a) the Company’s Trailing Twelve Months cash rental revenue, plus (b) a portion of the $8.6 million in annual rental revenue added by the July 1, 2003 Master Lease amendments, as if it were in effect as of April 1, 2003.

2 Coverage reflects the ratio of Kindred’s EBITDAR to rent. EBITDAR is defined as earnings before interest, income taxes, depreciation, amortization and rent but after deducting a 5 percent management fee. In the calculation of Trailing Twelve Months EBITDAR, intercompany profit pertaining to Kindred’s new PeopleFirst Rehabilitation Division for the quarter ended March 31, 2004 has been eliminated from purchased ancillary expenses within the Ventas skilled nursing portfolio.

3 Coverage reflects the ratio of Kindred’s EBITDARM to rent. EBITDARM is defined as earnings before interest, income taxes, depreciation, amortization and rent. In the calculation of Trailing Twelve Months EBITDARM, intercompany profit pertaining to Kindred’s new PeopleFirst Rehabilitation Division for the quarter ended March 31, 2004 has been eliminated from purchased ancillary expenses within the Ventas skilled nursing portfolio.

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Ventas Reports Second Quarter FFO Rises 21 Percent

July 27, 2004

Scheduled Maturities of Borrowing Arrangements

The Company’s indebtedness has the following maturities (in thousands):

2004	$11,838
2005	119,197
2006	216,134
2007	58,949
2008	1,767
Thereafter	443,790

Total	$851,675

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